EXHIBIT (b)

CITIGROUP GLOBAL MARKETS INC.	UBS LOAN FINANCE LLC	MORGAN STANLEY SENIOR
CITICORP NORTH AMERICA, INC.	UBS SECURITIES LLC	FUNDING, INC.
388 GREENWICH STREET	677 WASHINGTON BLVD.	1585 BROADWAY
NEW YORK, NEW YORK 10013	STAMFORD, CONNECTICUT 06901	NEW YORK, NEW YORK 10036
July 5, 2006
Laidlaw International, Inc.
55 Shuman Boulevard
Suite 400
Naperville, IL 60563

Attention:	Jeffery McDougle
Vice President and Treasurer
Laidlaw
$500 million Senior Secured Term Loan B Facility
Commitment Letter
Ladies and Gentlemen:
              Each of Citigroup (as defined below), UBS Loan Finance LLC (“UBS”) and Morgan Stanley Senior Funding, Inc. (“Morgan Stanley”; together with Citigroup and UBS, the “Initial Lenders”) is pleased to inform Laidlaw International, Inc. (the “Company”) of its several (and not joint) commitment to provide the Company (i) in the case of Citigroup, $270 million, (ii) in the case of UBS, $180 million, and (iii) in the case of Morgan Stanley or one of its affiliates as may be appropriate, $50 million, in each case of a senior secured term loan facility in an aggregate amount of $500 million (the “Term Loan B Facility”), in each case subject to the terms and conditions of this letter and the attached Annexes I, II and III (collectively, and together with the Fee Letters referred to below, this “Commitment Letter”). In connection therewith, each of Citigroup Global Markets Inc. (“CGMI”), UBS Securities LLC (“UBSS”) and Morgan Stanley is pleased to inform the Company of its commitment to act as joint lead arranger and joint book-running manager (collectively, the “Joint Lead Arrangers”; together with the Initial Lenders, the “Financial Institutions”) for the Term Loan B Facility and to use its best efforts to arrange a syndicate of lenders (the “Term B Lenders”) for the Term Loan B Facility, subject to the terms and conditions of this Commitment Letter. Upon any reduction in the amount of the Term Loan B Facility agreed to by the Joint Lead Arrangers and the Company, each of Citigroup’s, UBS’s and Morgan Stanley’s commitment shall be reduced by an amount such that the percentage of its commitment in respect of the Term Loan B Facility so reduced shall be the same as the percentage of its commitment in respect of the Term Loan B Facility immediately prior to such reduction. In addition, Citicorp North America, Inc. (“CNAI”), an affiliate of Citigroup, is pleased to inform the Company of Citigroup’s commitment to act as Administrative Agent for the Term Loan B Facility, UBSS is pleased to inform the Company of its commitment to act as Syndication Agent for the Term Loan B Facility and Morgan Stanley is pleased to inform the Company of its commitment to act as Documentation Agent for the Term Loan B Facility, in each case, subject to the terms and conditions of this Commitment Letter. For purposes of this Commitment Letter, “Citigroup” means CGMI, CNAI, Citibank, N.A., Citicorp USA, Inc. and/or any of their affiliates as may be appropriate to consummate the transactions contemplated herein.

              The Company is party to a Credit Agreement dated as of June 30, 2005 (as amended, modified or otherwise supplemented prior to the date hereof, the “Existing Credit Agreement”) with Laidlaw Transit Ltd. (the “LTI”), Greyhound Canada Transportation Corp. (“GTI”; together with LTI, the "Canadian Borrowers”; the Canadian Borrowers, together with the Company, the “Borrowers”), the financial institutions party thereto (the “Existing Lenders”; together with the Term B Lenders, the "Lenders”) and CNAI as administrative agent for the Existing Lenders. The credit facilities under the Existing Credit Agreement are comprised of (i) a term loan facility in an aggregate principal amount of $277.5 million (the “Term Loan A Facility”) and (ii) a revolving credit facility in an aggregate principal amount of $300 million (the “Revolving Facility”).
              The proceeds of the Term Loan B Facility will be used by the Company (a) to repurchase shares of the Company’s common stock in an aggregate amount not to exceed $500 million (the “Stock Repurchase”), (b) to pay related fees and expenses in connection with the foregoing and (c) to finance general corporate purposes, including funding capital expenditures and the repatriation of dividends from the Canadian Borrowers to the Company.
              In connection with the Stock Repurchase and the Term Loan B Facility, the Company will (a) amend and restate (the “Amendment and Restatement”) in full the Existing Credit Agreement to, among other things, (i) permit the Term Loan B Facility and (ii) permit the Stock Repurchase and (b) enter into a Term Loan B Facility credit agreement and related documentation.
              Section 1. Conditions Precedent. The commitments of the Financial Institutions hereunder are subject to: (a) the preparation, execution and delivery of mutually acceptable loan documentation incorporating substantially the terms and conditions outlined in this Commitment Letter (the “Operative Documents”); (b) the absence of any material adverse change in the business, assets, operations, properties, condition (financial or otherwise), contingent liabilities or material agreements of the Borrowers and their subsidiaries, taken as a whole, since August 31, 2005; (c) the accuracy and completeness in all material respects of all representations that the Company makes in writing to the Financial Institutions and all written information that the Company furnishes to the Financial Institutions; and (d) the Company’s payment in full of all previously invoiced fees, expenses and other amounts payable under this Commitment Letter and compliance in all material respects with the other terms of this Commitment Letter.
              Section 2. Commitment Termination. Each of Citigroup’s, UBS’s and Morgan Stanley’s commitment hereunder will terminate on the earlier of (a) the date the Operative Documents become effective, and (b) September 1, 2006. Before such date, any of Citigroup, UBS or Morgan Stanley may terminate its commitment hereunder if any event occurs or information becomes available that, in its commercially reasonable judgment, results in the failure to satisfy any condition set forth in Section 1.
              Section 3. Syndication. The Initial Lenders reserve the right, before or after the execution of the Operative Documents, to syndicate all or a portion of their commitments to one or more other financial institutions reasonably acceptable to the Initial Lenders that will become parties to the Operative Documents (the financial institutions becoming parties to the Operative Documents being collectively referred to herein as the “Term B Lenders”); provided that any assignment of commitments prior to the Closing Date (as defined in Annex I hereto) under the Term Loan B Facility shall not reduce the obligations of the Initial Lenders to fund the Term Loan B Facility pursuant to its commitment hereunder if any assignee fails to fulfill its obligations under any such assignment. The Company understands that (i) the Initial Lenders intend to commence such syndication efforts promptly and (ii) after consultation with the Company, the Initial Lenders may elect to appoint one or more agents to assist them in such syndication efforts.

              The Joint Lead Arrangers will manage all aspects of the syndication of the Term Loan B Facility in consultation with the Company, including the timing of all offers to potential Term B Lenders, the determination of the amounts offered to potential Term B Lenders, the selection of Term B Lenders, the acceptance and allocation of commitments of the Term B Lenders and the compensation to be provided to the Term B Lenders.
              The Company shall take all action as the Joint Lead Arrangers may reasonably request to assist the Joint Lead Arrangers in forming a syndicate acceptable to the Joint Lead Arrangers and the Company. The Company’s assistance in forming such a syndicate shall include but not be limited to (a) making senior management and representatives of the Company available to participate in information meetings with potential Term B Lenders at such times and places as the Joint Lead Arrangers may reasonably request; (b) using the Company’s commercially reasonable efforts to ensure that the syndication efforts benefit from the Company’s lending relationships; (c) assisting (including using its commercially reasonable efforts to cause its affiliates and advisors to assist) in the preparation of a confidential information memorandum for the Term Loan B Facility and other marketing materials to be used in connection with the syndication; (d) providing the Joint Lead Arrangers with all projections, including updated projections, from time to time reasonably necessary to make the representations and warranties in Section 8 of this Commitment Letter true and correct in all material respects and (e) promptly providing the Joint Lead Arrangers with all information reasonably deemed necessary by them to successfully complete the syndication.
              At the request of the Joint Lead Arrangers, the Company agrees to assist in the preparation of a version of the information package and presentation to be provided to prospective Term B Lenders that does not contain material non-public information concerning the Company or its affiliates or any securities of any thereof. In addition, the Company agrees that unless specifically labeled “Private — Contains Non-Public Information,” no written information, documentation or other data disseminated to prospective Term B Lenders in connection with the syndication of the Term Loan B Facility, whether through an internet site (including, without limitation, an IntraLinks workspace), electronically, in presentations at meetings or otherwise, will contain any material non-public information concerning the Company, its affiliates or any securities thereof. The Joint Lead Arrangers shall not disclose any confidential information to any person or entity without the Company’s consent, other than (a) to actual or prospective Term B Lenders, (b) to any of their affiliates and their officers, directors, employees, agents and advisors, and then only on a confidential basis, (c) as required by an law, rule or regulation or judicial process, (d) as requested or required by any state, Federal or foreign authority, examiner or regulator, (e) to any rating agency when required by it and (f) to the extent such information becomes publicly available other than by reasons of disclosure by the Joint Lead Arrangers in violation of the terms hereof; provided that, unless prohibited by court order or applicable law or where such disclosure is the result of an examination by a regulatory or government agency, in the case of disclosure pursuant to clause (c), (d) or (e), the Joint Lead Arrangers shall provide the Company such advance notice as is practicable prior to such disclosure.
              To ensure an effective syndication of the Term Loan B Facility, the Company agrees that until the completion or termination of the syndication (as determined by the Joint Lead Arrangers, but in no event later than the earlier of (i) 60 days after the closing and (ii) such time that each Initial Lender no longer holds any of the Term Loan B Facility), the Company will not, and will not permit any of its affiliates to, syndicate or issue, attempt to syndicate or issue, announce or authorize the announcement of the syndication or issuance of (except with respect to the announcement of the Term Loan B Facility contemplated hereby), or engage in discussions concerning the syndication or issuance of, any debt facility or debt security (including any renewals thereof) (other than making intercompany loans between the Borrowers and their subsidiaries) without the prior written consent of the Joint Lead Arrangers.

              An affiliate of Citigroup will act as the sole Administrative Agent for the Term Loan B Facility, UBSS will act as the Syndication Agent for the Term Loan B Facility, Morgan Stanley will act as the Documentation Agent for the Term Loan B Facility and each of CGMI, UBSS and Morgan Stanley will act as Joint Lead Arrangers and Joint Book-running Managers for the Term Loan B Facility. No additional agents, co-agents or arrangers will be appointed, or other titles conferred, without the consent of the Joint Lead Arrangers and the Company. The parties hereto also agree that the Citigroup name shall appear to the left of or above the name of UBS, UBSS or any other Term B Lender being offered a title on the cover of the syndication materials that describe the Term Loan B Facility, that the UBS and/or UBSS names shall appear to the left of or above the name of Morgan Stanley or any other Term B Lender being offered a title (and shall appear immediately to the right of the Citigroup name) on the cover of the syndication materials that describe the Term Loan B Facility, and that the Morgan Stanley name shall appear to the left of or above the name of any other Term B Lender being offered a title (and shall appear immediately to the right of the UBS and/or UBSS names) on the cover of the syndication materials that describe the Term Loan B Facility.
              Section 4. Fees. In addition to the fees described in Annex II, the Company shall pay the non-refundable fees set forth in the letter agreement dated the date hereof (the “Fee Letter”) among the Company, Citigroup, UBS, UBSS and Morgan Stanley, and in the agency fee letter dated the date hereof (the “Agency Fee Letter”; and, together with the Fee Letter, the “Fee Letters”) between the Company and Citigroup. The terms of the Fee Letters are an integral part of each Financial Institution’s commitment hereunder and constitute part of this Commitment Letter for all purposes hereof.
              Section 5. Indemnification. The Company shall indemnify and hold harmless each of the Financial Institutions, each Lender and each of their respective affiliates and each of their respective officers, directors, employees, agents, advisors and representatives (each, an “Indemnified Party”) from and against any and all actual claims, damages, losses, liabilities and reasonable expenses (including, without limitation, reasonable fees and disbursements of counsel), that may be incurred by or asserted or awarded against any Indemnified Party (including, without limitation, in connection with any investigation, litigation or proceeding or the preparation of a defense in connection therewith), in each case arising out of or in connection with or by reason of this Commitment Letter or the Operative Documents or the transactions contemplated hereby or thereby or any actual or proposed use of the proceeds of the Term B Facility, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted primarily from such Indemnified Party’s gross negligence or willful misconduct. In the case of an investigation, litigation or other proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Company, any of its directors, security holders or creditors, an Indemnified Party or any other person or an Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated.
              No Indemnified Party shall have any liability (whether in contract, tort or otherwise) to the Company or any of its security holders or creditors for or in connection with the transactions contemplated hereby, except to the extent such liability is determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted primarily from such Indemnified Party’s gross negligence or willful misconduct. In no event, however, shall any Indemnified Party be liable on any theory of liability for any special, indirect, consequential or punitive damages (including, without limitation, any loss of profits, business or anticipated savings). Likewise, the Company shall not be liable to the Financial Institutions on any theory of liability for any special, indirect, consequential or punitive damages (including, without limitation, any loss of profits, business or anticipated savings).
              Section 6. Costs and Expenses. The Company shall pay, or reimburse each of the Financial Institutions on demand for, all reasonable out-of-pocket costs and expenses (including due diligence expenses) incurred by each of the Financial Institutions (whether incurred before or after the date hereof) in connection with the Term Loan B Facility and the preparation, negotiation, execution and delivery of this Commitment Letter, including the reasonable fees and expenses of one outside counsel for all of the Financial Institutions and any required local counsel, regardless of whether any of the transactions contemplated hereby are consummated. The Company shall also pay all reasonable costs and expenses of the Financial Institutions (including, without limitation, the reasonable fees and disbursements of counsel) incurred in connection with the enforcement of any of its rights and remedies hereunder.
              Section 7. Confidentiality. By accepting delivery of this Commitment Letter, the Company agrees that this Commitment Letter is for the Company’s confidential use only and that neither its existence nor the terms hereof will be disclosed by the Company to any person other than the Company’s officers, directors, employees, accountants, attorneys and other advisors, agents and representatives (the “Company Representatives”), and then only on a confidential and “need to know” basis in connection with the transactions contemplated hereby; provided, however, that the Company may make such other public disclosures of the terms and conditions hereof as the Company is required by law, regulation, or compulsory legal process or the tender offer documents in connection with the Stock Repurchase, in the opinion of the Company’s counsel, to make. Notwithstanding any other provision in this Commitment Letter, each Financial Institution hereby confirms that the Company and the Company Representatives shall not be limited from disclosing the U.S. tax treatment or U.S. tax structure of the Term B Facility.
              Each of the Financial Institutions hereby notifies you that, pursuant to the requirements of the USA PATRIOT ACT (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, notify and record information that identifies each of the Borrowers and the Guarantors (as defined in Annex I), which information includes the name and address of each Borrower and each Guarantor and other information that will allow such Financial Institution to identify the Borrowers and the Guarantors in accordance with the Patriot Act. In that connection, each of the Financial Institutions may also request corporate formation documents or other forms of identification, to verify information provided.
              Section 8. Representations and Warranties of the Company. The Company represents and warrants that (a) all information that has been or will hereafter be made available to the Financial Institutions, any Lender or any potential Lender by the Company or any of its representatives in connection with the transactions contemplated hereby is and will be complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which such statements were or are made and (b) all financial projections, if any, that have been or will be prepared by the Company and made available to the Financial Institutions, any Lender or any potential Lender have been or will be prepared in good faith based upon reasonable assumptions (it being understood that such projections are subject to significant uncertainties and contingencies, many of which are beyond the Company’s control, and that no assurance can be given that the projections will be realized). The Company agrees to supplement the information and projections from time to time until the Operative Documents become effective so that the representations and warranties contained in this paragraph remain correct.
              In providing this Commitment Letter, each of the Financial Institutions is relying on the accuracy of the information furnished to it by or on behalf of the Company and its affiliates without independent verification thereof.
              Section 9. No Third Party Reliance, Etc. The agreements of Citigroup, UBS and Morgan Stanley hereunder and of any Term B Lender that issues a commitment to provide financing under the Term Loan B Facility are made solely for the benefit of the Company and may not be relied upon or enforced by any other person. Please note that those matters that are not covered or made clear herein are subject to mutual agreement of the parties. The Company may not assign or delegate any of its rights or obligations hereunder without Citigroup’s, UBS’s or Morgan Stanley’s prior written consent. This Commitment Letter may not be amended or modified, or any provisions hereof waived, except by a written agreement signed by all parties hereto. This Commitment Letter is not intended to create a fiduciary relationship among the parties hereto.
              The Company acknowledges that Citigroup, UBS and Morgan Stanley and/or one or more of its affiliates may provide financing, equity capital, financial advisory and/or other services to parties whose interests may conflict with the Company’s interests. Consistent with the policy of each of Citigroup, UBS and Morgan Stanley to hold in confidence the affairs of its customers, neither Citigroup, UBS, Morgan Stanley nor any of their respective affiliates will furnish confidential information obtained from the Company to any of other customers of Citigroup, UBS and Morgan Stanley. Furthermore, neither Citigroup, UBS, Morgan Stanley nor any of their respective affiliates will make available to the Company confidential information that any of them obtained or may obtain from any other person.
              You hereby acknowledge that each of the Financial Institutions is acting pursuant to a contractual relationship on an arm’s-length basis, and the parties hereto do not intend that any of the Financial Institutions act or be responsible as a fiduciary to you, your management, stockholders, creditors or any other person. Each of the parties hereto expressly disclaims any fiduciary relationship and agrees they are each responsible for making their own independent judgments with respect to any transactions entered into between them.
              Section 10. Governing Law, Etc. This Commitment Letter shall be governed by, and construed in accordance with, the law of the State of New York. This Commitment Letter sets forth the entire agreement between the parties with respect to the matters addressed herein and supersedes all prior communications, written or oral, with respect hereto. This Commitment Letter may be executed in any number of counterparts, each of which, when so executed, shall be deemed to be an original and all of which, taken together, shall constitute one and the same Commitment Letter. Delivery of an executed counterpart of a signature page to this Commitment Letter by facsimile shall be as effective as delivery of an original executed counterpart of this Commitment Letter. Sections 3 through 7, 10, 11 and 12 hereof shall survive the termination of the commitments of the Initial Lenders hereunder. The Company acknowledges that information and documents relating to the Term Loan B Facility may be transmitted through Intralinks, the Internet or similar electronic transmission systems.
              Section 11. Jurisdiction, Etc. Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Commitment Letter, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the fullest extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Commitment Letter shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Commitment Letter or any of the Operative Documents in the courts of any jurisdiction.
Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Commitment Letter in any New York State or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
              Section 12. WAIVER OF JURY TRIAL. EACH PARTY HERETO IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS COMMITMENT LETTER OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF THE PARTIES HERETO IN THE NEGOTIATION, PERFORMANCE OR ENFORCEMENT HEREOF.
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              Please indicate the Company’s acceptance of the provisions hereof by signing three copies of this Commitment Letter and the Fee Letter and returning them to each of (i) Asghar Ali, Director, Citigroup Global Markets Inc., 388 Greenwich Street, New York, New York 10013 (fax: 212-723-8590), (ii) Kenneth Gayron, Executive Director, UBS Loan Finance LLC and UBS Securities LLC, 677 Washington Avenue, Stamford, CT 06901 (fax: 203-719-3667), and (iii) Daniel Twenge, Vice President, Morgan Stanley Senior Funding, Inc., 1585 Broadway, New York, New York 10036 (fax: 212-507-2577), in each case at or before 5:00 p.m. (New York City time) on July 6, 2006, the time at which the Financial Institutions’ commitment hereunder (if not so accepted prior thereto) will terminate. If the Company elects to deliver this Commitment Letter by facsimile, please arrange for the executed original to follow by next-day courier.

Very truly yours, CITIGROUP GLOBAL MARKETS INC.
By	/s/ Asghar Ali
	Name:	Asghar Ali
	Title:	Director

CITICORP NORTH AMERICA, INC.
By	/s/ Asghar Ali
	Name:	Asghar Ali
	Title:	Director

UBS LOAN FINANCE LLC
By	/s/ Kenneth L. Gayron
	Name:	Kenneth L. Gayron
	Title:	Executive Director

By	/s/ David L. Fitzgerald
	Name:	David L. Fitzgerald
	Title:	Director and Counsel Region Americas Legal

UBS SECURITIES LLC
By	/s/ Kenneth L. Gayron
	Name:	Kenneth L. Gayron
	Title:	Executive Director

By	/s/ David L. Fitzgerald
	Name:	David L. Fitzgerald
	Title:	Director and Counsel Region American Legal

MORGAN STANLEY SENIOR FUNDING, INC.
By	/s/ Daniel Twenge
	Name:	Daniel Twenge
	Title:	Vice President

ACCEPTED AND AGREED on July 5, 2006: LAIDLAW INTERNATIONAL, INC.
By	/s/ Jeffery A. McDougle
	Name:	Jeffery A. McDougle
	Title:	Vice President, Treasury

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